EXHIBIT 99.1

      Chattem's 3rd Quarter Earnings Expected to Exceed Previous Guidance

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Sept. 13, 2005--Chattem, Inc. (NASDAQ: CHTT)

-- 3rd Quarter adjusted earnings per share expected to increase 20% to $0.55 per share(a), exceeding current analysts' consensus estimates

--  3rd Quarter revenues expected to increase 3% to $68 million

    (a) Before charges discussed below.

     Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today reported that it expects to achieve total revenues for the 3 months ended August 31, 2005 of approximately $68 million, a 3% increase over the same period a year ago. For the nine months ended August 31, 2005, total revenues are expected to increase 9% to approximately $215 million from $197 million for the same period a year ago.
     "We are extremely pleased with our growth in adjusted earnings per share of 20% for the quarter versus the third quarter of last year," stated Zan Guerry, Chattem's Chairman and Chief Executive Officer. "This puts us in an excellent position to achieve annual adjusted earnings per share of $2.08-$2.10 a 22-24% increase over fiscal year 2004. This would mark our fifth consecutive year of superior earnings growth." Adjusted earnings per share for the quarter exclude Dexatrim litigation settlement items and executive severance costs, which are expected to total approximately $0.09.
     For fiscal year 2005, the Company expects total revenues to reach $278-280 million and earnings per share to be in the range of $2.08-$2.10 (excluding Dexatrim litigation settlement items, debt extinguishment charges and executive severance costs).
     The Company also announced that it expects total revenue growth in fiscal 2006 to be approximately 20% due primarily to new products, such as the previously announced Icy Hot(R) Pro-Therapy(TM) and Selsun Salon(TM). Earnings per share (excluding expensing related to stock options) should increase 10-15% in fiscal 2006.
     During the third quarter of fiscal 2005, Chattem resolved substantially all of the remaining claims submitted in the Dexatrim PPA settlement and now estimates that the total cost of the Dexatrim settlement will be approximately $56 million. As previously reported, a total of $70.1 million has been funded into a settlement trust by the Company's insurers and the product manufacturer and is available to pay claims in the settlement. The Company currently expects that after all claims and expenses of the settlement trust have been paid, it could recover up to approximately $8.5 million from the settlement trust and, subject to confirmation of the DELACO bankruptcy plan, $8.75 million from a trust established under DELACO's bankruptcy plan in accordance with the Company's settlement agreement with DELACO. If realized, these potential recoveries are estimated to occur in the fourth quarter of fiscal 2005 or the first quarter of fiscal 2006. The Company currently does not expect to record any additional charges relative to the settlement of the PPA litigation, except for legal expenses that will be recorded in the period incurred.
     The Company has utilized the stock buyback authority granted by its Board of Directors to repurchase 572,267 shares at a total cost of $22.7 million, or average cost of $39.60 per share, thus far in 2005. At current stock price levels, the Company plans to continue to repurchase its shares aggressively. The Company has $23 million of availability remaining under its current stock buyback authority.
     As previously announced, the Company will issue its third quarter fiscal 2005 earnings release on Monday, September 19, 2005, after the market closes and host a conference call at 9:00 am ET on Tuesday, September 20, 2005. The conference call will be available via webcast and accessible on the Company website at www.chattem.com. In addition, the Icy Hot Pro-Therapy and Selsun Salon video presentations will be available on the Company's website beginning Friday, September 16, 2005.
     Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot(R), Gold Bond(R), Selsun blue(R), pHisoderm(R), Garlique(R), Pamprin(R) and BullFrog(R). Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada.
     Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to results for fiscal 2005 and fiscal 2006 and potential recoveries from the Dexatrim settlement trust or DELACO bankruptcy. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected, including, those described in our filings with the Securities and Exchange Commission.

    CONTACT: Chattem Inc., Chattanooga
             Rick Moss, 423-822-3278
             or
             Investor Relations
             Catherine Baker, 423-822-3209